UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2016 (July 28, 2016)

DGSE COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

  15850 Dallas Parkway, Suite 140 Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (972) 587-4049

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, the Board of Directors elected Bill LeRoy, age 59, as a member of the Board of Directors of DGSE Companies, Inc. (“DGSE”) to be effective immediately following the resignation of Nabil J. Lopez from the Board of Directors. Mr. Lopez notified DGSE by letter dated July 28, 2016, of his intent to resign from the Board, as well as his positions as Chief Financial Officer and Secretary, effective as of the end of the day on August 15, 2016.

Mr. LeRoy, is currently the Chief Executive Officer of Elemetal, LLC, the largest shareholder of DGSE. Mr. LeRoy has worked his entire professional career in the precious metals industry including sales and management positions in the electroplating and capital equipment industries. Prior to joining Elemetal, LLC, Mr. LeRoy served as National Sales Manager for Handy&Harman and Managing Director for H&H Singapore.

There is no arrangement or understanding pursuant to which Mr. LeRoy was selected as a director and officer of DGSE and there are no family relationships between Mr. LeRoy and the other directors or executive officers of the Company. Since the beginning of DGSE’s last fiscal year, Mr. LeRoy has not had any transactions or currently proposed transactions in which Mr. LeRoy was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest. Related party transactions between DGSE and Elemetal, LLC and its affiliates are described in “Certain Relationships and Related Transactions” of our Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on April 27, 2016, our Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 16, 2016, and our Form 8-K filed with the SEC on June 22, 2016, which descriptions are incorporated herein by reference.

DGSE is currently engaged in a search to fill the position of Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ MATTHEW M. PEAKES
Matthew M. Peakes
Chief Executive Officer

Date:	August 3, 2016